UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 10, 2003

                           Jacksonville Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                           00049792                   33-1002258
  -----------------                 ----------------          ----------------
 (State or other jurisdiction        (SEC File Number)         (I.R.S. Employer
  of incorporation)                                          Identification No.)

              1211 West Morton Avenue, Jacksonville, Illinois 62650
              -----------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (217) 245-4111


                                 Not Applicable
    -------------------------------------------------------------------------
          (Former name or former address, if changed since last report)



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                         CURRENT REPORT ON FORM 8-K

Item 1.      Changes in Control of Registrant

             Not Applicable

Item 2.      Acquisition or Disposition of Assets

             Not applicable.

Item 3.      Bankruptcy or Receivership

             Not applicable.

Item 4.      Changes in Registrant's Certifying Accountant

             Not applicable.

Item 5.      Other Events

             Not applicable.

Item 6.      Resignations of Registrant's Directors

             Not Applicable.

Item 7.      Financial Statements and Exhibits

(a) No financial statements of businesses acquired are required.

(b) No pro forma financial information is required.

(c) Attached as an exhibit is Jacksonville Bancorp, Inc.'s (the "Company") news release announcing its March 31, 2003 earnings.

Item 8.      Change in Fiscal Year

             Not applicable.

Item 9.      Regulation FD Disclosure - Information provided pursuant to Item 12
             ------------------------

     The Company announced its March 31, 2003 financial results by release. The press release is included as an exhibit.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           Jacksonville Bancorp, Inc.


DATE:  April 10, 2003                By:   /s/ Richard A. Foss
                                           ----------------------------------
                                           Richard A. Foss
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX

99.1       News release dated April 10, 2003 announcing March 31, 2003 earnings.

                                                                 EXHIBIT 99.1


                              For Immediate Release
April 10, 2003

Jacksonville, Illinois

Contact: Richard A. Foss            Diana S. Tone
         President and CEO          Chief Financial Officer
         (217)245-4111              (217)245-4111

                                                      JACKSONVILLE BANCORP, INC.
                                                    ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap-JXSB) reported net income for the three months ended March 31, 2003, of $411,000, or $0.21 per common share, basic and diluted, compared to net income of $323,000, or $0.17 per common share, basic and diluted, for the three months ended March 31, 2002.

Net income for the three months ended March 31, 2003 increased $88,000 from the three months ended March 31, 2002. The increase in net income is primarily due to an increase in other income of $727,000 and an increase in net interest income of $68,000, partially offset by an increase in the provision for loan losses of $550,000. During the first quarter of 2003, the Company received a final settlement of $562,500 from its insurance company related to the loan defalcation discovered in 2001.

The $68,000 increase in net interest income is the net result of a $383,000 decrease in interest income offset by a $451,000 decrease in interest expense. During the latter half of 2002 and the first quarter of 2003, the level of interest earning assets was decreased through the sale of loans. Total loans declined to $136.5 million at March 31, 2003 from $153.1 million at March 31, 2002. Interest expense has decreased, notwithstanding deposit growth of $14.6 million since March 31, 2002, due to lower interest rates.

Other income, outside of the bond recovery, increased $164,000 due to increases in gains on loan sales to the secondary market of $156,000. Other expenses increased $81,000 primarily due to increases of $42,000 in occupancy expense, $34,000 in salaries and benefits expense, and $33,000 in real estate owned expense, offset by a decrease of $33,000 in expenses related to the loan defalcation discovered during 2001.

Total assets at March 31, 2003 increased to $258.8 million from $252.5 million at December 31, 2002. Total deposits at March 31, 2003, were $232.8 million, compared to $225.6 million at December 31, 2002. Total equity at March 31, 2003, and December 31, 2002, was $20.6 million and $20.3 million, respectively. At March 31, 2003, the Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 6.7%, 10.7%, and 12.0%, respectively.

Jacksonville Bancorp, Inc. is a federally-chartered, stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the sole ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery counties in Illinois. All information at and for the period ended March 31, 2003, has been derived from unaudited financial information. Results for 2003 represent consolidated figures of the Company, while results for 2002 reflect the Bank and its subsidiary only.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.